Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: March 29, 2016

ATISH SHAH JOINS XENIA HOTELS & RESORTS AS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ORLANDO, FL, March 29, 2016 — Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or “Company”) today announced that Atish Shah will be joining the Company as its Executive Vice President, Chief Financial Officer and Treasurer, effective April 25, 2016. Mr. Shah will be responsible for overseeing all aspects of the finance function, including capital market activities, financial reporting, accounting, treasury, tax, internal audit and investor relations. He joins Xenia from Hyatt Hotels Corporation (“Hyatt”), where he served as Senior Vice President, Strategy, Financial Planning and Analysis, and Investor Relations. He also served as Hyatt’s Interim Chief Financial Officer from April 2015 until March 2016.

“We are thrilled to be adding Atish to our executive team,” said Marcel Verbaas, Xenia’s President and Chief Executive Officer. “Atish is a highly accomplished hospitality executive with broad financial expertise, including senior roles at two of the largest brand companies in the lodging space, in each case with significant real estate holdings. His public company experience, combined with his real estate knowledge, financial acumen, management style and deep relationships in the lodging industry will be of significant value to the Company and allow for a seamless transition in the leadership of our finance department. We are fully confident in his ability to be instrumental in driving superior business performance.”

Mr. Shah will also be appointed as Xenia’s principal financial officer, replacing Joseph Johnson, who will continue to serve the Company as its Senior Vice President and Chief Accounting Officer, and its principal accounting officer.

“I would like to sincerely thank Joe for taking on additional finance department responsibilities during our time of transition,” Mr. Verbaas continued. “We are fortunate to have a Chief Accounting Officer of Joe’s caliber as part of our executive team. We greatly value his contributions to Xenia and are confident that he will continue to be a strong leader in support of Atish in the finance and accounting organization.”

Mr. Shah has almost 20 years of financial management and lodging industry experience. Prior to joining Hyatt as its Senior Vice President of Investor Relations in 2009, he served as Senior Vice President – Portfolio Management at Lowe Enterprises, a private real estate company with nearly $6 billion in assets under management. From 1998 to 2007, Mr. Shah worked for Hilton Hotels Corporation (“Hilton”) in a variety of finance roles, including those in feasibility, planning, investment analysis, and investor relations.

Mr. Shah began his career in the hospitality consulting practice of Coopers & Lybrand, LLP. He earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Management in Hospitality from Cornell University, and B.S. with Honors from Cornell University.

“Xenia’s portfolio of high quality assets together with its deep and highly experienced team of lodging professionals provide an exceptional platform to drive long-term shareholder value,” said Mr. Shah. “I look forward to working closely with my new colleagues and having an immediate positive impact on the enterprise.”

Mr. Shah will be based in Xenia’s corporate headquarters in Orlando.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 50 hotels, including 48 wholly owned hotels, comprising 12,548 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Kimpton®, Hyatt®, Starwood®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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200 S. ORANGE AVENUE, SUITE 1200	ORLANDO, FL 32801-3426	TEL 407.317.6950	FAX 866.748.7101	XENIAREIT.COM